Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 28, 2014, with respect to the consolidated financial statements of Smart Sand, Inc. and Subsidiaries (collectively “Predecessor Entity”) and the balance sheet of Smart Sand Partners LP contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Philadelphia, PA

November 13, 2014